Exhibit 23.3
Consent of Ralph E. Davis Associates, Inc.
The Board of Directors
Delta Petroleum Corporation:
We hereby consent to the incorporation by reference in this Pre-effective Amendment No. 1 to Registration Statement on Form S-3 of Delta Petroleum Corporation and in the related Prospectus (collectively, the “Registration Statement”) of the Delta Petroleum Corporation Annual Report on Form 10-K for the year ended December 31, 2008, which includes our name and information regarding our review of the reserve estimates of Delta Petroleum Corporation. We further consent to the use of our name in the “Reserve Engineers” section of the Registration Statement.

/s/ Allen C. Barron
Allen C. Barron, P.E.
President

Houston, Texas
March 9, 2009